Exhibit 21.1
infoGROUP INC. AND SUBSIDIARIES
(Including Jurisdiction of Establishment)

Advanced Analytics, Inc.	New York
Appwest Communications, Inc.	Ontario, Canada
Atlantic Research & Consulting, Inc.	Massachusetts
BJ Hunter Information, Inc.	New Brunswick, Canada
City Directories, Inc.	Delaware
Database China, Inc.	Nevada
Database India, Inc.	Nevada
Direct Media, Inc.	Delaware
Direct Media Data Services, LLC	Delaware
Direct Media, LLC	Delaware
Direct Media Holdings, Inc.	Delaware
Donnelley Marketing, Inc.	Delaware
Edith Roman Holdings, Inc.	Delaware
Express Copy, Inc.	Delaware
Guideline Chicago, Inc.	Illinois
Guideline Consulting Corp.	New York
Guideline, Inc.	New York
Guideline Research Corp.	New York
Hill-Donnelly Corporation	Delaware
infoCanada Corp.	Nova Scotia, Canada
infoGroup Inc.	Delaware
infoIndia, Inc.	Nevada
infoInternational Inc.	Delaware
infoUK.com, Ltd.	United Kingdom
infoUSA Inc.	Delaware
infoUSA Marketing, Inc.	Delaware
infoSingapore Research & Data Pte. Ltd	Singapore
Macro International, Inc.	Delaware
Millard Group, Inc.	New Hampshire
Online Access Solutions, Inc.	Ontario, Canada
OneSource Information Services, Inc.	Delaware
OneSource Information Services Ltd.	United Kingdom
Opinion Research Corporation	Delaware
Opinion Research Northwest, Inc.	Delaware
ORC AUS Pty Ltd	Australia
ORC International Holdings, Inc.	Cayman Islands
O.R.C. International, Ltd.	United Kingdom
ORC European Information Centre Ltd.	United Kingdom
ORC Holdings, Ltd.	United Kingdom
ORC Telecommunications Ltd.	Maryland
Papillion Building LLC	Nebraska
Ralston Building LLC	Nebraska
SalesGenie.com, Inc.	Delaware
Signia Partners, Incorporated	Washington D.C.
Storefront Images USA, Inc.	Delaware
System Access Solutions Ltd.	Ontario, Canada
Tabline Data Services, Inc.	New York
TGMVC Corporation	Delaware
Ttech Acquisition Corp. (d/b/a TelTech)	Delaware
Walter Karl, Inc.	New York
Washington Researchers, Ltd.	Washington, D.C.
Yesmail, Inc.	Delaware